EXHIBIT 99.1

Zomedica Corporation Reports 2022 Results: $18.9 Million Revenue; 72% Gross Margin & $156 Million in Liquidity

Revenue up 361% from 2021 through combination of acquisitions and organic growth

ANN ARBOR, MI / ACCESSWIRE / March 15, 2023 / Zomedica Corp. (NYSE American:ZOM) (“Zomedica” or the “Company”), a veterinary health company offering point-of-care diagnostics and therapeutic products for companion animals, today reported consolidated financial results for the year ended December 31, 2022. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Larry Heaton, Zomedica’s Chief Executive Officer, commented: “ At Zomedica we’re bringing products to Veterinarians to help them do the things they really LOVE to do – improve the quality of care for the pets and the satisfaction of the pet parents; and to help them do the things they really NEED to do – improve workflow, cashflow and profitability.

“2022 was another transformational year for Zomedica through acquisitions of products that meet this standard, along with significant improvements in infrastructure, manufacturing capacity, and commercial capabilities. Through these acquisitions and our internal efforts, we have:

-	expanded our product portfolio to include five product platforms;
-	acquired and expanded robust marketing and social media programs;
-	developed the commercial team to include professionally led field sales, inside sales, and professional services veterinarians;
-	acquired and expanded relationships with domestic animal health distributors and online retailers;
-	acquired and expanded a robust set of international subsidiary and distribution channels;
-	built manufacturing and distribution capability and capacity at our new Global Manufacturing & Distribution Center in Roswell, Georgia;
-	grown revenue from $0 in 2020 to $4.1 million in 2021 to $18.9 million in 2022; and
-	established a pipeline of new product launches for 2023.

“During the year, we launched two new TRUFORMA® Assays (ACTH and fT4), both providing the only assay of their type available at the point of care. In 2023, we entered into new license and transition services agreements with our TRUFORMA development partner giving us the opportunity to develop and manufacture assays and instruments ourselves. We are planning to continue our investment in the development of additional assays which we believe will increase the utility of the TRUFORMA platform for our customers over time. For 2023 these include planned assays for non-infectious gastrointestinal disease and our first assays for horses, both of which we expect to launch in 2023.

“Our PulseVet® platform continues to perform strongly. While historically used in the treatment of horses, the 2022 introduction of the X-trode handpiece, which enables use with small animals without sedation, is now being marketed to small animal veterinarians. In fact, small animal device sales grew 405% in 2022, from 21 devices in 2022 to 106 devices in 2022.

“Our Assisi Loop® line of products, which joined Zomedica’s portfolio of offerings in Q3, proved to be a solid contributor to our 2022 results with roughly $2.1M in sales for the year. As we leverage our communication and marketing networks, we expect Assisi recognition and brand awareness to increase, resulting in expected growth in 2023.

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“Overall, we are pleased with our progress in 2022 and are excited to continue building on this traction and growth trajectory as we introduce two new product platforms into the market in 2023. In early January we launched the VetGuardian® zero-touch vital signs remote monitoring system. During the second quarter we expect to launch our new TRUVIEWTM digital microscope which features automatic slide preparation to improve both workflow and image quality.

“Additionally, we continue to evaluate strategic business development and M&A opportunities to further bolster our overall growth opportunity in the large and growing animal health sector. We believe we are well positioned to continue the momentum in 2023 and beyond.”

Fourth Quarter Financial Highlights

•	Revenue for the fourth quarter of 2022 was $6.2 million, an increase of 51% compared to the fourth quarter of 2021, primarily driven by:
○ an increase in PulseVet® sales, which grew 23% over the prior year quarter to 4.9 million; and
○ the inclusion of sales of the recently acquired Assisi® products of $1.1 million

•	Gross margin was 70% for the fourth quarter of 2022

•	Cash burn during the fourth quarter was $2.5 million.

Full Year 2022 Financial Highlights

•	Revenue for 2022 was $18.9 million, an increase of 361% compared to 2021, primarily driven by a full year of PulseVet sales and the inclusion of the recently acquired Assisi products. When including pre-acquisition sales of PulseVet and Assisi products, Zomedica 2022 revenue was up 25% over 2021 combined revenues.

•	Gross Margin was 72% for the full year 2022.

•	Cash, Cash Equivalents, and Available-for-Sale Securities were approximately $156 million as of December 31, 2022.

•	Zomedica has had no cash on deposit with either Silicon Valley Bank or Signature Bank.

Summary Year End 2022 Results

Revenue for the year ended December 31, 2022 was $18.9 million, compared to $4.1 million for the year ended December 31, 2021, an increase of $14.8 million or 361%. The increase was primarily due to the inclusion of a full year of our PulseVet platform and our recently acquired Assisi products which had combined revenues of $18.5 million consisting of consumables, instruments, trodes, and warranty services sold worldwide. Revenues from sales of cartridges from our TRUFORMA® platform were $0.4 million compared to $0.1 million, an increase of $0.3 million or 300%.

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Cost of revenue for the year ended December 31, 2022 was $5.3 million, compared to $1.1 million for the year ended December 31, 2021, an increase of $4.2 million or 382%. Cost of revenue primarily resulted from costs associated with sales of our PulseVet platform and Assisi products which totaled $5.0 million, as well as $0.3 million from costs associated with sales of our TRUFORMA® platform.

Gross profit margin for the year ended December 31, 2022 was $13.7 million or 72%, compared to $3.1 million or 74% for the year ended December 31, 2021, an increase of $10.6 million.

Research and development expense for the year ended December 31, 2022 was $2.6 million, compared to $1.7 million for the year ended December 31, 2021, an increase of $0.9 million or 53%. The increase was primarily driven by an increase in contracted expenses for research fees and trials as we continue to develop and test our next generation of TRUFORMA assays.

Selling, general, and administrative expense for the year ended December 31, 2022 was $33.0 million, compared to $22.8 million for the year ended December 31, 2021, an increase of $10.2 million or 45%. The increase was primarily driven by salaries and (noncash) stock option expense associated with increased hiring campaigns, the inclusion of PulseVet, Revo Squared and Assisi headcount, acquisition related intangible amortization, increases in office expense, travel and tradeshow attendance/sponsorships associated with a lifting of COVID restrictions, our introduction of new TRUFORMA® assays, and marketing of our new product lines.

Our net loss for the year ended December 31, 2022 was $17.0 million, compared to a loss of $18.4 million for the year ended December 31, 2021, a decrease of $1.4 million or 8%.

Liquidity and Outstanding Share Capital

Zomedica had cash, cash equivalents, and available-for-sale securities of approximately $156.0 million as of December 31, 2022, compared to approximately $195.0 million as of December 31, 2021. The decrease in cash during the year ended December 31, 2022, is mainly a result of cash flows used in operating and investing activities as discussed below.

Net cash used in operating activities for the year ended December 31, 2022 was $11.7 million, compared to $14.3 million for the year ended December 31, 2021, a decrease in cash used of $2.6 million or 18%. The decrease in cash used in operations primarily resulted from an increase in non-cash expenses including stock-based compensation expense, depreciation and amortization, and volume/headcount related accruals for unbilled inventory, salaries and wages, and sales and use tax.

Net cash used in investing activities for the year ended December 31, 2022 was $155.9 million, compared to $71.9 million for the year ended December 31, 2021, an increase of $84.0 million or 117%. The increase in cash used in investing activities primarily resulted from significant investments in available for sale securities, our acquisitions of Assisi and Revo Squared, leasehold improvements, and expenditures to improve our ecommerce, internal sales, and accounting programs.

Net cash provided by financing activities for the year ended December 31, 2022 was $0 compared to $219.2 million for the year ended December 31, 2021, a decrease of 100%. Cash provided by financing activities in 2021 primarily resulted from proceeds from the February 2021 public offering of our common shares, partially offset by stock issuance costs.

At December 31, 2022, Zomedica had 979,949,668 common shares issued and outstanding.

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For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) is a veterinary health company creating products for horses, dogs, and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio includes innovative diagnostics and medical devices that emphasize patient health and practice health. Zomedica’s mission is to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.zomedica.com.

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Reader Advisory

Except for statements of historical fact, this news release contains certain “forward-looking information” or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance, or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to economic growth, demand for the Company’s products, the Company’s ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

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Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: the finalization of the accounting procedures necessary to report our financial results for 2022, the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate acquisitions; uncertainty as to our ability to supply products in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts:

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

ZOM@redchip.com

SOURCE: Zomedica Corp.

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